Exhibit 5.1

August 4, 2014

Jason Industries, Inc.

411 East Wisconsin Avenue

Suite 2100

Milwaukee, Wisconsin 53202

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Jason Industries, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (as may be amended from time to time, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of 13,993,773 shares (the “Warrant Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), to be issued upon the exercise of (i) 12,843,773 warrants which were originally issued as part of units in the Company’s initial public offering (the “Public Warrants”), and (ii) 1,150,000 warrants which were originally issued as part of units in a private placement that closed simultaneously with the consummation of the Company’s initial public offering (the “IPO Placement Warrants” and, together with the Public Warrants, the “Warrants”).

The Prospectus also relates to the offer and resale by the selling stockholders identified in the Prospectus constituting a part of the Registration Statement of 1,150,000 IPO Placement Warrants and 66,868 shares of the Company’s 8.0% Series A Convertible Perpetual Preferred Stock, par value $0.0001 per share (the “Series A Convertible Preferred Stock”), as well as the resale of the following shares of Common Stock: (i) 3,485,623 shares of Common Stock to be issued from time to time to the holders of an equivalent number of shares of common stock (the “JPHI stock”) of the Company’s subsidiary, JPHI Holdings Inc., upon the exchange by such holders of JPHI stock for shares of the Company’s Common Stock (the “Rollover Shares”), (ii) 6,133,333 shares of Common Stock issued prior to the Company’s initial public offering (the “Founder Shares”), (iii) 1,150,000 shares of Common Stock issued and sold as part of units issued in a private placement (the “IPO Placement Shares”), and (iv) 3,653,100 shares of Common Stock that can be issued upon conversion of the Series A Convertible Preferred Stock, which Series A Convertible Preferred Stock was issued in a private placement (the “Common Stock Underlying the Series A Convertible Preferred Stock”).

As a basis for rendering the opinion contained herein, we have examined the following documents: (i) the Registration Statement, (ii) the Second Amended and Restated Certificate of Incorporation and By-Laws of the Company, each as amended, (iii) the Certificate of Designations, Preferences, Rights and Limitations of 8.0% Series A Convertible Perpetual Preferred Stock, (iv) the Warrant Agreement between Continental Stock Transfer & Trust Company and the Company, (v) the Unit Subscription Agreement between the Company and the Sponsor, (vi) the Investor Rights Agreement by and between the Company, JPHI Holdings Inc. and certain stockholders of the Company, (vii) the Securities Subscription Agreement between the Company and Quinpario Partners I, LLC, and (viii) certain resolutions adopted by the Board of Directors of the Company. We have also examined and relied upon the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the genuineness of all signatures on original documents, the conformity with originals of all documents submitted to us as certified or photostatic copies, and the correctness of all statements of fact contained in the documents examined. As to various questions of fact material to our opinion, we have relied upon statements or certificates of public officials, certificates of officers or representatives of the Company and others.

Based upon the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Founder Shares, IPO Placement Shares and the Series A Convertible Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable, (ii) the IPO Placement Warrants have been duly authorized and validly issued, and (iii) the Warrant Shares, the Rollover Shares, and the Common Stock Underlying the Series A Convertible Preferred Stock have been duly authorized and, when issued in accordance with the terms of their respective governing documents, will have been duly and validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York. We express no opinion as to the effects of any laws, statutes, regulations or ordinances other than the laws of the States of New York and Delaware and the federal laws of the United States of America as in effect on the date of this letter, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date.

This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied. This opinion letter speaks as of the date hereof and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

Very truly yours,

/s/ Olshan Frome Wolosky LLP

OLSHAN FROME WOLOSKY LLP